EXHIBIT 99.1
PRESS RELEASE

Nextracker Announces Full Exercise of Underwriters’ Option to Purchase
Additional Shares in Offering of Class A Common Stock
Austin, Texas, June 29, 2023 -- Flex Ltd. (Nasdaq: FLEX) announced today that in connection with its previously announced underwritten offering of its subsidiary, Nextracker Inc. (“Nextracker”) of 14,210,511 shares of Nextracker’s Class A common stock (“Common Stock”) offered by Nextracker and 2,289,489 shares of Common Stock offered by certain stockholders of Nextracker, the underwriters have exercised in full their option to purchase 1,650,000 additional shares of Common Stock from Nextracker and such selling stockholders at the offering price of $36.50 per share, less underwriting discounts and commissions. The offering is expected to close on July 3, 2023, subject to customary closing conditions.
The net proceeds from the offering to Nextracker, after deducting the underwriting discounts and commissions and including proceeds from the underwriters’ exercise of the overallotment option, are expected to be approximately $552.01 million. The net proceeds from this offering will be used to purchase 15,631,562 Nextracker LLC common units from Yuma, Inc., our indirect wholly-owned subsidiary, and TPG Rise Flash, L.P., an affiliate of the global alternative asset management firm TPG. Nextracker will not receive any proceeds from the sale of the shares of the selling stockholders.
J.P. Morgan, BofA Securities, Barclays and Citigroup are acting as joint lead book-running managers for the offering. Truist Securities, HSBC, BNP PARIBAS, Mizuho, KeyBanc Capital Markets and Scotiabank are acting as joint book-running managers for the offering. SMBC Nikko, BTIG, UniCredit Capital Markets, Roth Capital Partners, Craig-Hallum and PJT Partners are acting as co-managers for the offering.
The offering will be made only by means of a prospectus. Copies of the prospectus, when available, may be obtained from: the U.S. Securities and Exchange Commission (the “SEC”) at www.sec.gov; and J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at (866) 803-9204 or by email at prospectus-eq_fi@jpmchase.com; BofA Securities, NC1-022-02-25, 201 North Tryon Street, Charlotte, NC 28255-0001, Attn: Prospectus Department, by email at dg.prospectus_requests@bofa.com; Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at (888) 603-5847, or by email at barclaysprospectus@broadridge.com; and Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at (800) 831-9146.
A registration statement relating to these securities has been filed with, and declared effective by, the SEC on June 28, 2023. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offers, solicitations or offers to buy, or any sales of securities will be made in accordance with the registration requirements of the Securities Act of 1933, as amended.
About Flex
Flex (Reg. No. 199002645H) is the manufacturing partner of choice that helps a diverse customer base design and build products that improve the world. Through the collective strength of a global workforce across 30 countries and responsible, sustainable operations, Flex delivers technology innovation, supply chain, and manufacturing solutions to diverse industries and end markets.
About Nextracker
Nextracker is a leading provider of intelligent, integrated solar tracker and software solutions used in utility-scale and ground-mounted distributed generation solar projects around the world. Our products enable solar panels in these projects to follow the sun’s movement across the sky and optimize plant performance.
Flex Contacts
Investors & Analysts
David A. Rubin
Vice President, Investor Relations
David.Rubin@flex.com
Media & Press
Mark Plungy
Director, Corporate Public Relations
Mark.Plungy@flex.com
Nextracker Contacts
Investors & Analysts
Don Quinby
Director, Finance
DQuinby@nextracker.com
Media & Press
Kristan Kirsh
Vice President, Global Marketing
KKirsh@nextracker.com